1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
Fourth-Quarter/Twelve-Month 2008 Results

HIGHLIGHTS

▪
Continued active development of the Flatrock field on OCS 310 at South Marsh Island Block 212.  Since announcing the initial discovery well in July 2007, McMoRan drilled five additional successful wells in 2008:

o	Logged significant pay in a total of six wells, with additional wells being planned.
o	Established production on four wells during 2008, with two additional wells to commence in 2009.
o	Independent reservoir engineers’ estimates of proved reserves at Flatrock of over 350 Billion cubic feet of natural gas equivalents gross (66 Bcfe net to McMoRan).
o	McMoRan believes there is additional reserve potential in the Flatrock field from the No. 6 well currently being drilled and from anticipated future drilling.
▪
Confirmed the potential for the significant accumulation of hydrocarbons below 30,000 feet on the Shelf of the Gulf of Mexico through the deepening of the South Timbalier Block 168 ultra-deep No. 1 well.  Testing of the No. 1 well is being planned and additional drilling activities of ultra-deep prospects on the Shelf of the Gulf of Mexico are anticipated.

▪	In-progress deep exploration drilling currently includes:
o	Tom Sauk on LA State Lease 340
o	Gladstone East on LA State Lease 340 (located 5 miles east of Flatrock)
o	Ammazzo
▪
Fourth-quarter 2008 production averaged 162 Million cubic feet of natural gas equivalents (MMcfe/d) net to McMoRan.  Production continues to be impacted by shut-ins associated with the September 2008 hurricanes.  An estimated 60 MMcfe/d is currently restricted by the availability of third party pipelines.  Full-year 2008 average daily production averaged 245 MMcfe/d net to McMoRan, compared with 152 MMcfe/d in 2007.

▪
Average daily production for 2009 expected to approximate 220-230 MMcfe/d net to McMoRan, including 190-200 MMcfe/d in first quarter of 2009.  Potential to increase production with further success at Flatrock and other exploration prospects.

▪	Operating cash flows totaled $623.4 million for the twelve-months of 2008. Cash flows used in operations totaled $12.8 million, after $24.4 million in working capital uses, for fourth-quarter 2008.
▪
Capital expenditures for 2008 totaled $236 million and 2009 expenditures are currently estimated to approximate $230 million.  Capital spending will continue to be driven by opportunities and will be managed based on available cash and cash flows, including potential participation by partners in projects.

▪
Total debt totaled $375 million at December 31, 2008, including $75 million in convertible senior notes.  McMoRan reduced debt by $426 million during 2008, including $141 million in conversions of convertible senior notes.  Cash at December 31, 2008 totaled $93.5 million with no borrowings under McMoRan’s $400 million bank credit facility.

▪	Replaced approximately 80% of production during 2008. Year-end 2008 proved reserves of oil and gas totaled 345 Bcfe based on independent reservoir engineers’ estimates.
▪	Fourth-quarter 2008 results include $291.8 million, $4.14 per share, in impairment charges to reduce net carrying values for certain fields to fair value. This charge has no effect on cash flows.

SUMMARY FINANCIAL TABLE*

	Fourth Quarter			Twelve Months
	2008	2007		2008	2007
	(In thousands, except per share amounts)
Revenues	$116,253	$250,870		$1,072,482	$481,167
Operating income (loss)	(293,914)	40,410		(149,776)	3,509
Income (loss) from continuing operations	(303,962)	8,510		(205,796)	(63,561)
Income (loss) from discontinued operations	(2,536)	3,777		(5,496)	3,827
Net income (loss) applicable to common stock(a)	(309,180)	9,667		(233,578)	(63,906)
Diluted net income (loss) per share: Continuing operations	$(4.35)	$0.14		$(3.70)	$(1.97)
Discontinued operations	(0.04)	0.06		(0.09)	0.11
Applicable to common stock	$(4.39)	$0.20		$(3.79)	$(1.86)
Diluted average shares outstanding	70,471	60,200	(b)	61,581	34,283

a.	After preferred dividends.
b.	Reflects issuance of 16.9 million shares on November 7, 2007 and assumed conversion of McMoRan’s 6¾% Mandatory Convertible Preferred Stock. See Note g on page II.
*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules prior to the filing of McMoRan’s 2008 Form 10-K, the related costs incurred through December 31, 2008 would be charged to expense in McMoRan’s 2008 financial statements.  McMoRan’s investment in its four in-progress or unproved wells totaled $49.3 million at December 31, 2008.

NEW ORLEANS, LA, January 21, 2009 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $309.2 million, $4.39 per share, for the fourth quarter of 2008 compared with net income applicable to common stock of $9.7 million, $0.20 per share, for the fourth quarter of 2007.  For the twelve months ended December 31, 2008, McMoRan reported a net loss of $233.6 million, $3.79 per share, compared with a net loss of $63.9 million, $1.86 per share, in the 2007 period.  McMoRan’s twelve-month 2007 financial and operating results include the results from the acquired Newfield properties beginning on the August 6, 2007 acquisition closing date.

Fourth-quarter 2008 results from continuing operations totaled a loss of $304.0 million, including $291.8 million, $4.14 per share, in impairment losses for certain fields to reduce their net carrying value to fair value as more fully described below, an unrealized gain of $43.2 million, $0.61 per share, for mark-to-market accounting adjustments associated with open oil and gas derivative contracts, $16.8 million, $0.24 per share, of additional charges associated with damage to certain properties from Hurricane Ike and a $9.5 million, $0.13 per share, charge to exploration expense for the Northeast Belle Isle exploration well that was determined to be non commercial in the fourth quarter of 2008.  During the fourth quarter of 2007, McMoRan's net income from continuing operations totaled $8.5 million, including a net loss of $15.9 million for non-cash mark-to-market accounting adjustments associated with McMoRan’s oil and gas derivative contracts, $6.8 million in exploration expenses, and $2.0 million of start-up costs associated with Main Pass Energy Hub™ (MPEH™).

Fourth-quarter 2008 results included impairment charges and other reductions to the carrying value of our oil and gas property, plant and equipment totaling $291.8 million, $4.14 per share.  The charges include $246.9 million in impairments associated with properties with proved reserves and $44.9 million related to a reduction in carrying values on wells that have not been fully evaluated.  Accounting rules require impairment assessments to be performed on a field by field basis whenever events or circumstances indicate that proved oil and gas property carrying amounts may not be recoverable from the related estimated future undiscounted cash flows.  In performing its proved property impairment assessment, McMoRan used applicable forward prices for oil and natural gas and independent reserve engineers' estimates for reserves as of December 31, 2008.  These amounts are reflected in depreciation, depletion and amortization and had no effect on cash flows.

 Results for the twelve months of 2008 from continuing operations totaled a loss of $205.8 million, including $310.7 million, $5.05 per share, in impairment charges, $169.4 million, $2.75 per share, of charges associated with damage to certain properties from Hurricane Ike, and a gain of $40.6 million, $0.66 per share, for unrealized mark-to-market charges on McMoRan’s open oil and gas derivative contracts.  McMoRan expects to realize a substantial recovery under its insurance programs of hurricane related costs, expected to be incurred over several years.  Anticipated insurance recoveries have not been recognized in operating results.  Results for the twelve months of 2007 from continuing operations totaled a net loss of $63.9 million, including $59.0 million of exploration expense and $9.8 million of start-up costs associated with MPEH™.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We are pleased with the continued positive drilling and production results at the important Flatrock field and are positive about future opportunities in this high potential area.  We also continue to focus on pursuing opportunities on our expanded asset base established through our major Gulf of Mexico acquisition in 2007, including the South Timbalier Block 168 ultra-deep trend.  We will be responsive to the effects of the currently lower oil and gas prices by prudently managing our capital spending as we continue to seek to build asset values through our focused drilling program.”

FLATROCK FIELD UPDATE
Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled five additional successful wells in the field.  Below is a status report on activities in the area:

Flatrock Wells	Total Pay Intervals	Net Feet of Pay(1)	Status
No. 1 (#228) Discovery Well	8	260	Producing from Operc section
No. 2 (#229) Delineation Well	8	289	Producing from Primary Rob-L sand
No. 3 (#230) Delineation Well	8	256	Producing from Operc section
No. 4 (#231) Development Well	2	116	Producing from Primary Rob-L sand
No. 5 (#232) Development Well	8	155	Completing in Operc section: First production expected in 1Q09
No. 6 (#233) Delineation Well	2	40	Drilling: Targeting deeper Operc and possibly penetrate the upper Gyro section sands
No. 7 (#234) Delineation Well(2)	n/a	n/a	To Spud in 2Q09: Location pending full evaluation of the #233 well currently drilling

(1)	Confirmed with wireline logs.

(2)	Located 4,000 feet southwest of the No. 6 well

Four wells are currently producing at a gross rate of approximately 200 MMcfe/d (37.5 MMcfe/d net to McMoRan).  Per well rates vary depending on the porosity, permeability, pressures and hydrocarbon column of the reservoir being produced.  To date, the primary Rob-L reservoir has achieved the highest gross production rate in the field of over 100 MMcfe/d.  The No. 4 well, which tested at a gross production rate of 124 MMcfe/d (23 MMcfe/d net to McMoRan) in October 2008, is

currently producing at a gross rate 60 MMcfe/d with a targeted gross rate of approximately 90 MMcfe/d.

The No. 5 development well logged 155 net feet of pay in the Rob-L and Operc sections, including an additional 30 net feet of deeper pay since our November 19, 2008 update.  The well is being completed in the Operc section with first production expected in the first quarter of 2009.  The Flatrock No. 6 delineation well on South Marsh Island Block 217 commenced on October 28, 2008 and is currently drilling below 16,000 feet towards a total depth of 19,700 feet to evaluate the Operc and possibly to penetrate the upper Gyro sand sections.  In January 2008, wireline logs logged 40 net feet of pay in the Rob-L sand section of the No. 6 well.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

EXPLORATION ACTIVITIES

McMoRan’s exploration strategy has focused (1) on the “deep gas play,” drilling to depths of 15,000 to 25,000 feet in the shallow waters of the Gulf of Mexico and Gulf Coast area to target large structures in the Deep Miocene and (2) on the “ultra-deep gas play” below 25,000 feet.  McMoRan has three deep gas prospects being drilled currently and is engaged in designing engineering plans for the anticipated completion and production test of the South Timbalier Block 168 ultra-deep well, which is not yet fully evaluated.

The Tom Sauk deep gas exploratory prospect on Louisiana State Lease 340 commenced drilling on August 14, 2008 and is drilling below 17,700 feet towards a proposed total depth of 19,000 feet.  McMoRan is in the process of logging the well.  Tom Sauk, which is located in less than 10 feet of water, is a deep gas prospect which lies below the significant historical shallow production at Mound Point.  McMoRan holds an 18.3 percent working interest and a 14.5 percent net revenue interest in the well.  PXP holds a 24.4 percent working interest.  McMoRan’s investment in Tom Sauk totaled $6.3 million at December 31, 2008.

The Gladstone East deep gas exploratory prospect on Louisiana State Lease 340 commenced drilling on November 16, 2008 and is drilling below 15,600 feet towards a proposed total depth of 18,050 feet.  The well, which is located in less than 10 feet of water approximately 5 miles east of the Flatrock Field, is targeting similar potential Rob-L and Operc sands in the middle-Miocene.  The Gladstone East prospect also lies below the significant historical shallow production on the western flank of Mound Point.  McMoRan holds a 33.1 percent working interest and a 24.5 percent net revenue interest in the well.  PXP holds a 44.1 percent working interest.  McMoRan’s investment in Gladstone East totaled $5.6 million at December 31, 2008.

The Ammazzo deep gas exploratory prospect in 25 feet of water commenced drilling on November 22, 2008 and is drilling below 7,900 feet towards a proposed total depth of 24,500 feet. The Ammazzo prospect is targeting one of the largest undrilled deep structures below 15,000 feet on the Shelf of the Gulf of Mexico.  It is located on the southern portion of the structural ridge extending from the Flatrock and JB Mountain discoveries (located approximately 16 and 11 miles north-northwest, respectively), where McMoRan has successfully drilled to productive Rob-L, Operc and Gyro sands in the Middle Miocene.  McMoRan is operating the well and holds a 25.9 percent working interest and 21.1 percent net revenue interest.  McMoRan’s partners, PXP and Energy XXI, hold a 28.1 percent working interest and 16.0 percent working interest, respectively.  McMoRan’s investment in Ammazzo totaled $5.3 million at December 31, 2008.

McMoRan and its partners are engaged in designing engineering plans for the anticipated completion and production test of the South Timbalier Block 168 No. 1 ultra-deep exploratory well (formerly known as Blackbeard West No. 1).  As previously reported, this well was drilled to a total depth of 32,997 feet in October 2008 and logs indicated four potential hydrocarbon bearing zones below 30,067 feet that require further evaluation.  The well has been temporarily abandoned while the necessary long-lead time completion equipment is being designed and procured for this anticipated high pressure test.

McMoRan will continue to review additional drilling opportunities on the flanks of the structure and on other acreage it holds in the ultra-deep trend.  The South Timbalier Block 168 well is located on the top of the targeted structure.  Seismic data on the prospect indicates the potential for significantly thicker sands on the flanks of the structure as has been confirmed in recent major deepwater discoveries by other companies.  Based on information obtained to date from drilling the South Timbalier Block 168 well, McMoRan believes additional drilling on the flanks could result in significant reserve potential.

South Timbalier Block 168 is located in 70 feet of water approximately 115 miles southwest of New Orleans.  McMoRan operates the well, which is the deepest well ever drilled below the mud line in the Gulf of Mexico, and owns a 32.3 percent working interest.  McMoRan’s partners, PXP and Energy XXI, hold a 35 percent working interest and 20 percent working interest, respectively.  McMoRan’s investment in South Timbalier Block 168 totaled $32.1 million at December 31, 2008.

McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area with rights to approximately 1.2 million gross acres including 227,000 gross acres associated with the ultra-deep trend.

PRODUCTION AND DEVELOPMENT ACTIVITIES

McMoRan continues to restore production that was shut-in as a result of the September 2008 hurricane events in the Gulf of Mexico.  Fourth-quarter 2008 production averaged 162 MMcfe/d net to McMoRan, compared to 295 MMcfe/d in the fourth quarter of 2007.  Fourth-quarter 2008 production rates were lower than the October 2008 estimate of 180 MMcfe/d because of delays associated with the availability of third party pipelines and processing facilities following the September 2008 hurricanes and the slower than anticipated ramp up of the Flatrock No. 4 well.

Current production approximates 200 MMcfe/d.  An estimated 60 MMcfe/d is being constrained by outages at third party facilities and is expected to be restored by mid-year 2009.  Based on recent information from third party operators of downstream facilities, average daily production is expected to average 190-200 MMcfe/d in the first quarter of 2009 and 220-230 MMcfe/d for the year.  These production estimates are dependent on the timing of restoring shut in production from the lack of availability of third party downstream pipelines and facilities damaged by the September 2008 hurricane events and expected production from new wells.

REVENUES

McMoRan’s fourth-quarter 2008 oil and gas revenues totaled $111.8 million, compared to $247.9 million during the fourth quarter of 2007.  During the fourth quarter of 2008, McMoRan’s sales volumes totaled 10.2 Bcf of gas, 607,500 million barrels of oil and condensate and 1.0 Bcfe of plant products, compared to 19.6 Bcf of gas, 1,056,600 barrels of oil and condensate and 1.2 Bcfe of plant products in the fourth quarter of 2007.   McMoRan’s fourth-quarter comparable average realizations for gas were $6.77 per thousand cubic feet (Mcf) in 2008 and $7.27 per Mcf in 2007; for oil and condensate McMoRan received an average of $53.84 per barrel in fourth-quarter 2008 compared to $88.77 per barrel in fourth-quarter 2007.  Realizations do not take into account gains or losses on derivative contracts.

RESERVE UPDATE

McMoRan produced 89.8 Bcfe in 2008 and through reserve additions and revisions replaced approximately 80 percent of 2008 production.  Independent reservoir engineers’ estimates of McMoRan’s proved oil and gas reserves as of December 31, 2008, were 344.8 Bcfe, compared with 363.9 Bcfe at December 31, 2007.  The reserve additions primarily reflect continued positive drilling results at the Flatrock field.  Below is a summary of changes in proved reserves:

Bcfe
Proved Reserves at 12/31/07	363.9
2008 Production	(89.8)
Additions	56.4
Net Revisions	(0.8)
Lease Acquisitions	15.1
Proved Reserves at 12/31/08	344.8

CASH FLOWS AND CAPITAL EXPENDITURES

Fourth-quarter 2008 cash used in operations totaled $12.8 million, after $24.4 million in working capital uses.  Operating cash flows for the twelve months ended December 31, 2008 totaled $623.4 million.  Capital expenditures totaled $49.5 million for the fourth quarter of 2008 and $236.4 million for the twelve months ended December 31, 2008.  Capital expenditures for 2009 are expected to approximate $230 million, including approximately $100 million in exploration costs, $75 million in development costs and $55 million for costs incurred in 2008 that will be funded in 2009.  Capital spending will continue to be driven by opportunities and will be managed based on available cash and cash flows.

DEBT AND CASH

Total debt approximated $375 million at December 31, 2008, including $75 million in convertible senior notes.  McMoRan reduced debt by $426.0 million during 2008, including $141.0 million in conversions of convertible senior notes.  McMoRan had no borrowings under its $400 million revolving credit facility and $93.5 million of cash available on December 31, 2008.  Below is a summary:

($ and share amounts in millions)	12/31/08		12/31/07

Revolving Credit Facility	$ -		$ 274
Senior Notes Issued in 2007, due 2014	300		300
Other Debt	-		11
Sub-Total	300		585
Convertible Debt	75		216
Total	$ 375		$ 801
Basic Shares Outstanding	70.5		53.3
Shares Outstanding, including conversions	85.7-87.8	(1)	85.5-89.0

(1)	Assumes conversion of remaining 6.75% mandatory convertible preferred stock and remaining 5¼% Senior Convertible Notes.

DERIVATIVE CONTRACTS

At December 31, 2008, McMoRan had a total of 9.9 Bcf of natural gas and 440,000 barrels of oil hedged through 2010 through open swap positions and 4.4 Bcf of natural gas and 175,000 barrels of oil hedged through 2010 through puts.

Following is a summary of open swap and put positions at December 31, 2008:

Natural Gas Positions (million MMbtu)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2009	7.3	$ 8.97	3.2	$ 6.00	10.5
2010	2.6	$ 8.63	1.2	$ 6.00	3.8

Oil Positions (thousand bbls)
	Open Swap Positions(1)		Put Options(2)
	Annual	Average	Annual	Average	Total
	Volumes	Swap Price	Volumes	Floor	Volumes
2009	322	$ 71.82	125	$ 50.00	447
2010	118	$ 70.89	50	$ 50.00	168

(1) Covering periods January-June and November-December
(2) Covering periods July-October

These derivative contracts have not been designated as hedges for accounting purposes.  Accordingly, these contracts are subject to mark-to-market fair value adjustments and unrealized gains and losses are recognized in our operating results.  McMoRan’s fourth-quarter 2008 results included a realized cash gain of $8.7 million and an unrealized gain of $43.2 million for mark-to-market accounting adjustments associated with open derivative contracts based on changes in their respective fair market values through December 31, 2008.  McMoRan’s derivative contracts’ fair value after mark-to-market adjustments was $37.5 million at December 31, 2008.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MPEH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

 -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration and development costs; and the potential Main Pass Energy HubTM Project.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2007 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC).

The SEC permits oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain phrases and terms, such as "reserve potential” and “exploration potential," which the SEC's guidelines strictly prohibit us from including in filings with the

SEC. We urge you to consider closely the disclosure of proved reserves included in McMoRan's Annual Report on Form 10-K for the year ended December 31, 2007.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the fourth-quarter 2008 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, February 13, 2009.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008[a]	2007[a]	2008[a]	2007[a]
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$111,849	$247,869	$1,058,804	$475,250
Service	4,404	3,001	13,678	5,917
Total revenues	116,253	250,870	1,072,482	481,167
Costs and expenses:
Production and delivery costs	63,376 [b]	49,584	258,450 [b]	122,127
Depletion, depreciation and amortization	362,341 [c]	128,428	854,798 [c]	256,007
Exploration expenses [d]	24,273 [e]	6,791	73,658 [e]	58,954
(Gain) loss on oil and gas derivative contracts	(51,910)	15,874	(16,303)	5,181
General and administrative expenses [d]	11,030	10,169	48,999	27,973
Start-up costs for Main Pass Energy Hub™ [d]	1,057	1,952	6,047	9,754
Insurance recovery & other	-	(2,338)	(3,391)	(2,338)
Total costs and expenses	410,167	210,460	1,222,258	477,658
Operating income (loss)	(293,914)	40,410	(149,776)	3,509
Interest expense, net	(10,389)	(32,070)	(50,890)	(66,366)
Other income (expense), net	(244)	170	(2,566)	(704)
Income (loss) from continuing operations before
income taxes	(304,547)	8,510	(203,232)	(63,561)
Benefit (provision) for income taxes	585 [f]	-	(2,564)[f]	-
Income (loss) from continuing operations	(303,962)	8,510	(205,796)	(63,561)
Income (loss) from discontinued operations	(2,536)	3,777	(5,496)	3,827
Net income (loss)	(306,498)	12,287	(211,292)	(59,734)
Preferred dividends, amortization of convertible
preferred stock issuance costs and inducement
payments for the early conversion of preferred stock	(2,682)	(2,620)	(22,286)	(4,172)
Net income (loss) applicable to common stock	$(309,180)	$9,667	$(233,578)	$(63,906)

Basic net income (loss) per share of common stock:
Continuing operations	$(4.35)	$0.13	$(3.70)	$(1.97)
Discontinued operations	(0.04)	0.08	(0.09)	0.11
Net income (loss) per share of common stock	$(4.39)	$0.21	$(3.79)	$(1.86)

Diluted net income (loss) per share of common stock:
Continuing operations	$(4.35)	$0.14	$(3.70)	$(1.97)
Discontinued operations	(0.04)	0.06	(0.09)	0.11
Net income (loss) per share of common stock	$(4.39)	$0.20	$(3.79)	$(1.86)

Average common shares outstanding:
Basic	70,471 [g]	45,201	61,581 [g]	34,283
Diluted	70,471	60,200	61,581	34,283

I

McMoRan EXPLORATION CO.
FOOTNOTES TO STATEMENTS OF OPERATIONS (Unaudited)

a.	Selected amounts for the three months and year ended December 31, 2008 and 2007 associated with the properties acquired in August 2007 follows (in thousands):
	Three Months Ended			Year Ended
	December 31,			December 31,
	2008		2007	2008		2007
Revenues	$65,412		$198,132	$746,445		$295,413
Production and delivery costs	46,777		36,522	164,650		57,099
Depletion, depreciation and amortization	227,979	[1]	111,884	636,112	[1]	170,012

1.
Includes impairment charges totaling $177.5 million and $207.5 million for the three months and year ended December 31, 2008, respectively.  Amounts for the year ended December 31, 2008 also include $124.4 million to reflect higher estimates and accelerated timing of future abandonment costs (see Note c below).

b.	Includes hurricane assessment and repair charges totaling $16.8 million and $23.1 million in the three months and year ended December 31, 2008, respectively.
c.
Fourth quarter 2008 includes impairment charges totaling $291.8 million, including $246.9 million for proved oil and gas properties and $44.9 million for wells that had not been fully evaluated.  Amounts for the year ended December 31, 2008 also include additional charges totaling $165.2 million, including $40.8 million of impairment charges (of which $21.9 million related to properties significantly damaged during Hurricane Ike) as well as charges totaling $124.4 million to reflect higher estimates and accelerated timing of future abandonment costs associated with hurricane damaged structures and wells.

d.	Total stock-based compensation follows (in thousands):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
General and administrative expenses	$2,338	$1,106	$14,818	$6,334
Exploration expenses	2,178	1,017	14,376	6,296
Main Pass Energy Hub start-up costs	161	79	1,029	477
Total stock-based compensation cost	$4,677	$2,202	$30,223	$13,107

e.	Includes non-productive well costs of $16.7 million and $33.5 million for the three months and year ended December 31, 2008 primarily relating to wells determined to be non productive.
f.
The 2008 tax provision is determined considering the company’s ability to utilize net operating losses from prior periods (NOL carry forwards) against estimated annual taxable income. Internal Revenue Code provisions limit the application of alternative minimum tax net operating losses to ninety percent of defined alternative minimum taxable income.  No benefit for resulting alternative minimum tax credits has been recognized in McMoRan’s statement of operations for the three months and year ended December 31, 2008.  Tax regulations impose limitations on the utilization of NOL carry forwards when a defined level of change in the stock ownership of certain shareholders is exceeded, including ownership changes resulting from conversion of convertible debt into common stock. No such change in stock ownership was exceeded or was assessed to be probable of occurring at December 31, 2008.

g.
Amount includes applicable effect on both periods of the exercise of stock warrants in December 2007 and June 2008 for a total of 2.5 million shares and of the issuance of 16.2 million shares of common stock associated with the conversion of a portion of McMoRan’s convertible senior notes and mandatory convertible preferred stock during the year ended December 31, 2008.  Additionally, includes the full period impact of the issuance of 6.2 million shares of common stock associated with conversion of McMoRan’s 5% convertible preferred stock in June 2007 and the 16.9 million shares of common stock sold in November 2007 equity offering.

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008[a]	2007[a]	2008[a]	2007[a]
Sales volumes:
Gas (thousand cubic feet, or Mcf)	10,249,400	19,592,200	59,886,900	38,994,000
Oil (barrels)	607,500	1,056,600	3,635,200	2,380,500
Plant products (per Mcf equivalent) [b]	1,045,100	1,152,500	8,004,400	2,153,300
Average realizations:
Gas (per Mcf)	$ 6.77	$ 7.27	$ 9.96	$ 7.01
Oil (per barrel)	53.84	88.77	104.00	76.55

a.	Sales volumes associated with the properties acquired in August 2007 include the following:
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Gas (Mcf)	5,426,300	15,778,600	40,912,400	25,472,700
Oil (barrels)	324,200	804,200	2,411,500	1,267,500
Plant products (per Mcf equivalent)	635,100	1,040,200	5,755,600	1,250,700

b.
Results include approximately $9.6 million and $83.3 million of revenues associated with plant products (ethane, propane, butane, etc.) during the three months and year ended December 31, 2008, respectively.  Plant product revenues for the comparable prior year periods totaled $11.6 million and $19.3 million, respectively.  One Mcf equivalent is determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

III

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2008	2007
	(In Thousands)
ASSETS
Cash and cash equivalents	$93,486	$4,830
Accounts receivable	112,684	128,690
Inventories	31,284	11,507
Prepaid expenses	13,763	14,331
Fair value of oil and gas derivative contracts	31,624	16,623
Current assets from discontinued operations, including restricted cash of
$0.5 million	516	3,029
Total current assets	283,357	179,010
Property, plant and equipment, net	998,021	1,503,359
Sulphur business assets, net	335	349
Restricted investments and cash	32,466	7,036
Fair value of oil and gas derivative contracts	5,847	4,317
Deferred financing costs	15,658	21,217
Total assets	$1,335,684	$1,715,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$77,009	$97,821
Accrued liabilities	89,565	68,292
6% convertible senior notes	-	100,870
Other short term borrowings	-	10,665
Accrued interest and dividends payable	7,586	13,055
Current portion of accrued oil and gas reclamation costs	103,550	80,839
Current portion of accrued sulphur reclamation cost	785	12,145
Fair value of oil and gas derivative contracts	-	14,001
Current liabilities from discontinued operations	1,317	2,624
Total current liabilities	279,812	400,312
Senior secured revolving credit facility	-	274,000
5¼% convertible senior notes	74,720	115,000
11.875% senior notes	300,000	300,000
Accrued oil and gas reclamation costs	317,651	213,898
Accrued sulphur reclamation costs	22,218	9,155
Contractual postretirement obligation	5,373	6,216
Fair value of oil and gas derivative contracts	-	7,516
Other long-term liabilities	21,485	16,962
Stockholders' equity	314,425	372,229
Total liabilities and stockholders' equity	$1,335,684	$1,715,288

IV

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 31,
	2008	2007
	(In Thousands)
Cash flow from operating activities:
Net loss	$(211,292)	$(59,734)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Income) loss from discontinued operations	5,496	(3,827)
Depletion, depreciation and amortization	854,798	256,007
Exploration drilling and related expenditures	32,383	22,832
Compensation expense associated with stock-based awards	30,223	13,107
Amortization of deferred financing costs	4,630	14,713
Unrealized (gain) loss on oil and gas derivative contracts	(40,612)	5,181
Loss on induced conversion of convertible senior notes	2,663	-
Reclamation expenditures, net of prepayments by third parties	(29,432)	(10,622)
Increase in restricted cash	(15,152)	(3,748)
Payment to fund terminated pension plan	(2,291)	-
Purchase of oil and gas derivative contracts and other	(155)	(4,335)
(Increase) decrease in working capital:
Accounts receivable	17,091	(63,760)
Accounts payable, accrued liabilities and other	(362)	27,195
Inventories and prepaid expenses	(27,309)	26,053
Net cash provided by continuing operations	620,679	219,062
Net cash provided by (used in) discontinued operations	2,718	(11,424)
Net cash provided by operating activities	623,397	207,638

Cash flow from investing activities:
Exploration, development and other capital expenditures	(236,383)	(153,210)
Acquisition of oil and gas properties	(2,826)	(1,047,936)
Proceeds from restricted investments	-	6,056
Increase in restricted investments	-	(126)
Net cash used in continuing operations	(239,209)	(1,195,216)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	$(239,209)	$(1,195,216)

V

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)
(Continued)
	Year Ended
	December 31,
	2008	2007
	(In Thousands)
Cash flow from financing activities:
(Payments) borrowings under senior secured revolving credit
facility, net	$(274,000)	$245,250
Proceeds from unsecured bridge loan facility	-	800,000
Repayment of unsecured bridge loan facility	-	(800,000)
Proceeds from senior secured term loan	-	100,000
Repayment of senior secured term loan	-	(100,000)
Proceeds from sale of 11.875% senior notes	-	300,000
Net proceeds from sale of 6.75% mandatory convertible
preferred stock	-	250,385
Net proceeds from sale of common stock	-	200,189
Financing costs		(30,553)
Dividends paid and inducement payments on early conversion of
convertible preferred stock	(23,565)	(1,121)
Payments for induced conversion of convertible senior notes	(2,663)	-
Proceeds from exercise of stock options, warrants and other	4,696	10,428
Net cash (used in) provided by continuing operations	(295,532)	974,578
Net cash activity from discontinued operations	-	-
Net cash (used in) provided by financing activities	(295,532)	974,578
Net increase (decrease) in cash and cash equivalents	88,656	(13,000)
Unrestricted cash and cash equivalents at beginning of year	4,830	17,830
Unrestricted cash and cash equivalents at end of period	$93,486	$4,830

VI